UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*

                                AXCAN PHARMA INC.
                                -----------------
                                (Name of Issuer)

                           COMMON SHARES, NO PAR VALUE
                           ---------------------------
                         (Title of Class of Securities)

                                    054923107
                                 (CUSIP Number)

                          Keith Tarleton Perseus-Soros
                          BioPharmaceutical Fund, L.P.
                         888 Seventh Avenue, 29th Floor
                               New York, NY 10016
                             Tel. No. (212) 651-6400
                         ------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                SEPTEMBER 5, 2003
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 21 pages
                            Exhibit Index on Page 17

CUSIP No. 054923107                 SCHEDULE 13D                   Page  2 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      PERSEUS-SOROS BIOPHARMACEUTICAL FUND, L.P.

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            1,000,000
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             0
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               1,000,000
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     0
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]

--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): PN

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page  3 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      PERSEUS-SOROS PARTNERS, LLC

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            1,000,000
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             0
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               1,000,000
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     0
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]

--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): OO

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page  4 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      PERSEUS BIOTECH FUND PARTNERS, LLC

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]

--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): OO

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page  5 of 21

--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                             SFM PARTICIPATION, L.P.

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]
--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): PN

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page  6 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      SFM AH LLC

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]
--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): PN

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page  7 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      PERSEUS EC, L.L.C.

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]
--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): OO

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page  8 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      PERSEUSPUR, LLC

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]
--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): OO

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page  9 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      FRANK H. PEARL (in the capacity described herein)

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      United States

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]
--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): IA

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page 10 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                      GEORGE SOROS (in the capacity described herein)

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      United States

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]
--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): IA

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page 11 of 21


--------------------------------------------------------------------------------
1          Names of Reporting Persons
           I.R.S. Identification Nos. of above persons (entities only).

                            SOROS FUND MANAGEMENT LLC

--------------------------------------------------------------------------------
2          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                    a. [_]
                                                                    b. [X]

--------------------------------------------------------------------------------
3          SEC Use Only

--------------------------------------------------------------------------------
4          Source of Funds (See Instructions)

                      Not Applicable

--------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

                      [_]

--------------------------------------------------------------------------------
6          Citizenship or Place of Organization

                      Delaware

--------------------------------------------------------------------------------
                                7           Sole Voting Power
Number of                                            0
Shares                       ---------------------------------------------------
Beneficially                    8           Shared Voting Power
Owned By                                             1,000,000
Each                         ---------------------------------------------------
Reporting                       9           Sole Dispositive Power
Person                                               0
With                         ---------------------------------------------------
                                10          Shared Dispositive Power
                                                     1,000,000
--------------------------------------------------------------------------------
11         Aggregate Amount Beneficially Owned by Each Reporting Person

                                                     1,000,000

--------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

                                                      [_]
--------------------------------------------------------------------------------
13         Percent of Class Represented By Amount in Row (11):  2.2%

--------------------------------------------------------------------------------
14         Type of Reporting Person (See Instructions): OO; IA

--------------------------------------------------------------------------------

CUSIP No. 054923107                 SCHEDULE 13D                   Page 12 of 21


This Amendment No. 2 to Schedule 13D relates to the Common Shares, no par value (the "Common Shares"), of Axcan Pharma Inc., a Canadian corporation (the "Issuer"). This Amendment No. 2 supplementally amends the initial statement on
Schedule 13D, dated July 17, 2000 (the "Initial Statement"), as amended by Amendment No. 1, dated January 8, 2003 (as amended, the "Schedule 13D") filed on behalf of each of the following persons (collectively, the "Reporting Persons"):
(i) Perseus-Soros BioPharmaceutical Fund, L.P., a Delaware limited partnership (the "Purchaser"); (ii) Perseus-Soros Partners, LLC, a Delaware limited liability company ("PSP GP"); (iii) Perseus BioTech Fund Partners, LLC, a Delaware limited liability company ("PBFP Partners"); (iv) SFM Participation, L.P., a Delaware limited partnership ("SFM Participation"); (v) SFM AH LLC, a Delaware limited liability company ("SFM AH LLC"); (vi) Perseus EC, L.L.C., a Delaware limited liability company ("Perseus EC"); (vii) Perseuspur, LLC, a Delaware limited liability company ("Perseuspur"); (viii) Mr. Frank H. Pearl ("Mr. Pearl"); (ix) Mr. George Soros ("Mr. Soros"); and (x) Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Initial Statement. The Schedule 13D is amended as follows:

As of September 5, 2003, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Issuer's outstanding Common Shares. Accordingly, this is the Reporting Persons' final amendment to the Schedule 13D and is an exit filing.

Item 3.  Source and Amount of Funds or Other Consideration

Item 3 is supplementally amended as follows:

As of September 5, 2003, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Issuer's outstanding Common Shares. Accordingly, this is the Reporting Persons' final amendment to the Schedule 13D and is an exit filing. See Item 5 for further information.

Item 4.  Purpose of Transaction

Item 4 is supplementally amended as follows:

As of September 5, 2003, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Issuer's outstanding Common Shares. Accordingly, this is the Reporting Persons' final amendment to the Schedule 13D and is an exit filing. See Item 5 for further information.

Item 5.  Interest in Securities of the Issuer

Items 5(a)-(c) are amended and restated in their entirety as follows:

(a) Each of the Reporting Persons may be deemed the beneficial owner of the 1,000,000 Common Shares held for the account of the Purchaser (approximately 2.2% of the total number of Common Shares outstanding). As of September 5, 2003, the Reporting Persons ceased to be the beneficial owners of more than 5% of the Issuer's outstanding Common Shares. Accordingly, this is the Reporting Persons' final amendment to the Schedule 13D and is an exit filing.

(b) (i) Each of the Purchaser and PSP GP may be deemed to have the sole power to direct the voting and disposition of the 1,000,000 Common Shares held for the account of the Purchaser.

         (ii) Each of PBFP Partners, SFM Participation, SFM AH LLC, Perseus EC, Perseuspur, Mr. Pearl, Mr. Soros and SFM LLC may be deemed to have shared power to direct the voting and disposition of the 1,000,000 Common Shares held for the account of the Purchaser.

CUSIP No. 054923107                 SCHEDULE 13D                   Page 13 of 21


(c) During the sixty days prior to the date hereof, the following transactions have been effected on Nasdaq with respect to the Common Shares by any of the Reporting Persons:

DATE                       NO. OF SHARES SOLD                PRICE PER SHARE
----                       ------------------                ---------------

12/18/03                            46,000                         $14.82
12/19/03                            15,500                         $15.00
12/22/03                            14,300                         $15.09
12/23/03                             8,500                         $15.00
12/24/03                            40,700                         $15.05
01/06/04                           100,000                         $16.56
01/07/04                            45,300                         $16.70
01/08/04                            65,000                         $17.06
01/09/04                            62,200                         $17.33
01/12/04                            27,500                         $17.24
01/21/04                            10,600                         $18.03
01/22/04                            51,400                         $18.24
01/23/04                            18,000                         $18.36
01/26/04                            20,000                         $18.18
02/02/04                            59,441                         $18.90
02/03/04                            31,559                         $19.06
02/04/04                               200                         $19.02
02/05/04                            20,000                         $19.02
02/06/04                           138,800                         $19.89
02/11/04                            18,000                         $20.06
02/12/04                            12,800                         $20.04
02/13/04                            19,200                         $20.08


Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in the Common Shares during the sixty days prior to the date hereof.

Item 7.  Material to be Filed as Exhibits

The Exhibit Index is incorporated herein by reference.

CUSIP No. 054923107                 SCHEDULE 13D                   Page 14 of 21


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date: February 17, 2004

                                      PERSEUS-SOROS BIOPHARMACEUTICAL FUND, L.P.


                                      By:        Perseus-Soros Partners, LLC
                                                 General Partner

                                      By:        SFM Participation, L.P.
                                                 Managing Member

                                      By:        SFM AH LLC
                                                 General Partner

                                      By:        Soros Fund Management LLC
                                                 Managing Member


                                      By:  /s/  Jodye M. Anzalotta
                                           ------------------------------------
                                           Name:   Jodye M. Anzalotta
                                           Title:  Assistant General Counsel



                                      PERSEUS-SOROS PARTNERS, LLC

                                      By:        SFM Participation, L.P.
                                                 Managing Member

                                      By:        SFM AH LLC
                                                 General Partner

                                      By:        Soros Fund Management LLC
                                                 Managing Member


                                      By:  /s/  Jodye M. Anzalotta
                                           ------------------------------------
                                           Name:   Jodye M. Anzalotta
                                           Title:  Assistant General Counsel

CUSIP No. 054923107                 SCHEDULE 13D                   Page 15 of 21


                                      PERSEUS BIOTECH FUND PARTNERS, LLC

                                      By:        Perseuspur EC, L.L.C.
                                                 Managing Member

                                      By:        Perseuspur, LLC
                                                 Member


                                      By:        /s/ Rodd Macklin
                                                 -------------------------------
                                                 Name:  Rodd Macklin
                                                 Title: Secretary and Treasurer



                                      SFM PARTICIPATION, L.P.

                                      By:        SFM AH LLC
                                                 General Partner

                                      By:        Soros Fund Management LLC
                                                 Managing Member


                                      By:  /s/  Jodye M. Anzalotta
                                           ------------------------------------
                                           Name:   Jodye M. Anzalotta
                                           Title:  Assistant General Counsel



                                      SFM AH LLC

                                      By:        Soros Fund Management LLC
                                                 Managing Member


                                      By:  /s/  Jodye M. Anzalotta
                                           ------------------------------------
                                           Name:   Jodye M. Anzalotta
                                           Title:  Assistant General Counsel



                                      PERSEUS EC, L.L.C.

                                      By:        Perseuspur, LLC
                                                 Member


                                      By:        /s/ Rodd Macklin
                                                 -------------------------------
                                                 Name:  Rodd Macklin
                                                 Title: Secretary and Treasurer



                                      PERSEUSPUR, LLC

                                      By:        /s/ Rodd Macklin
                                                 -------------------------------
                                                 Name:  Rodd Macklin
                                                 Title: Secretary and Treasurer

CUSIP No. 054923107                 SCHEDULE 13D                   Page 16 of 21


                                      MR. FRANK H. PEARL


                                      By:        /s/ Rodd Macklin
                                                 -------------------------------
                                                 Name:  Rodd Macklin
                                                 Title: Attorney-in-Fact (1)



                                      MR. GEORGE SOROS

                                      By:  /s/  Jodye M. Anzalotta
                                           ------------------------------------
                                           Name:   Jodye M. Anzalotta
                                           Title:  Attorney-in-Fact (2)



                                      SOROS FUND MANAGEMENT LLC

                                      By:  /s/  Jodye M. Anzalotta
                                           ------------------------------------
                                           Name:   Jodye M. Anzalotta
                                           Title:  Assistant General Counsel



(1) A Power of Attorney, dated April 9, 2003, appointing Rodd Macklin to act on behalf of Frank Pearl has been filed with the Securities and Exchange Commission.

(2)      A Power of Attorney, dated October 30, 2002, appoints each of Armanda
         T. Belly, Jodye Anzalotta, John F. Brown, Maryann Canfield, Richard D. Holahan, Jr. and Robert Soros to act on behalf of George Soros has been filed with the Securities and Exchange Commission.

CUSIP No. 054923107                 SCHEDULE 13D                   Page 17 of 21


                                  EXHIBIT INDEX

1. Joint Filing Agreement, dated as of February 17, 2004, by and among Perseus-Soros Biopharmaceutical Fund, LP, Perseus-Soros Partners, LLC, Perseus Biotech Fund Partners, LLC, Perseus EC, L.L.C., Perseuspur, LLC, Mr. Frank H. Pearl, SFM Participation, LP, SFM AH LLC, Mr. George Soros and Soros Fund Management LLC.

2. Power of Attorney, dated as of April 9, 2003, granted by Frank H. Pearl in favor of Rodd Macklin.